SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 28, 2005

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 2, 2005, Phoenix Technologies Ltd. (the “Company”) issued a press release announcing changes in its financial results for the quarter ended June 30, 2005. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 28, 2005, the Audit Committee of the Board of Directors concluded that the Company’s previously issued financial statements for its third fiscal quarter ended June 30, 2005 should no longer be relied upon. As further described in the Company’s press release dated August 2, 2005, which is attached as Exhibit 99.1 to this report and incorporated herein by reference, subsequent to its earnings release issued July 20, 2005, the Company discovered that revenue relating to one software license transaction that was reported in the Company’s Tokyo, Japan office in the third quarter of fiscal 2005 will have to be reversed due to irregularities associated with the execution of the contract.

As a result of the investigation conducted to date, the Company has determined that $450,000 in revenue recognized in the fiscal quarter ended June 30, 2005, will be reversed, which will result in a reduction in revenue from $24.2 million to $23.7 million, a reduction in operating income from $1.8 million to $1.3 million, and a reduction in net income from $1.0 million, or $0.04 per diluted share, to $0.7 million, or $0.03 per diluted share. In addition, revenue from new businesses, which include PC applications and total revenues from non-PC devices, will be reduced from $9.1 million to $8.6 million, or 36% of total revenue.

The Audit Committee and the Company’s management have discussed this matter with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1    Phoenix Technologies Ltd. Press Release dated August 2, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ SCOTT C. TAYLOR
Scott C. Taylor Vice President, General Counsel and Secretary

Date: August 2, 2005

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Phoenix Technologies Ltd. Press Release dated August 2, 2005.